Exhibit 2.18

SUPPLEMENTAL BUSINESS PURCHASE FRAMEWORK AGREEMENT

SUPPLEMENTAL BUSINESS PURCHASE

FRAMEWORK AGREEMENT (2)

by and between

Loyalty Alliance Enterprise Corporation

and

I-Equity Management Limited

June 20, 2012

SUPPLEMENTAL BUSINESS PURCHASE FRAMEWORK AGREEMENT

SUPPLEMENTAL BUSINESS PURCHASE FRAMEWORK

AGREEMENT (2)

This Supplemental Business Purchase Framework Agreement (2) (this “Supplemental Agreement”) is entered into by and between the following parties as of June 20, 2012:

Party A:

Loyalty Alliance Enterprise Corporation, a company duly registered and validly existing in Cayman Islands, with its registered address of Suite 6005, 60/F, Central Plaza 18 Harbour Road, Wanchai, Hong Kong; and

Party B:

I-Equity Management Limited, a company incorporated and validly existing in the British Virgin Islands.

(Party A and Party B are hereinafter referred to respectively as “Party” and collectively as “Parties”)

WHEREAS:

1.	The Parties had entered into a Business Purchase Framework Agreement and a Supplemental Agreement (the “Master Agreement”) on February 27, 2011.

2.	Pursuant to the Master Agreement, the Parties agreed that Party B shall assist Party A or its designated affiliated company to establish a business cooperation relationship with China Unicom in Wenzhou and acquire the current relevant business operated by Party B’s affiliated company and China Unicom.

NOW, THEREFORE, in order to clarify the rights and obligations of the Parties under the Master Agreement, the Parties hereby agree to make the modifications and supplements as follows:

1.	The Parties hereby agree to modify Section 2.1 of the Master Agreement. The modified text reads:

“2.1 The Consideration in Cash

Subject to Clause 2.2 hereof, as for the completion of the Business Acquisition and the performance of the obligations hereunder by Party B, Party A shall pay Party B USD 9,800,000 in cash as consideration, in which Party A has paid 3,000,000 to Party B as the performance bond. The Parties agree that the rest payments of USD 6,800,000 shall be paid off by two (2) installments, the first USD 4,500,000 of which shall be paid before June 30, 2012, and the second USD 2,300,000 of which shall be paid before August 31, 2012.”

SUPPLEMENTAL BUSINESS PURCHASE FRAMEWORK AGREEMENT

2.	This Supplemental Agreement supplements the Master Agreement and constitutes an integral part of the Master Agreement and shall be as valid and effective as the Master Agreement.

3.	The Parties may execute other supplemental agreements to supplement or amend the Master Agreement.

4.	This Supplemental Agreement shall come into effect upon execution by all Parties’ authorized representatives hereto.

5.	This Agreement is executed with two (2) original copies; each Party holds one (1) original copy and both original copies have the same legal effect.

[No Text Below]

SUPPLEMENTAL BUSINESS PURCHASE FRAMEWORK AGREEMENT

[Signature Page]

IN WITNESS THEREOF, the Parties of this Supplemental Agreement have executed or caused their respective duly authorized representatives to execute this Supplemental Agreement on the date written above.

Party A:

Loyalty Alliance Enterprise Corporation

Authorized Representative: /s/ Abraham Jou
Name: Abraham Jou Position: Chairman Authorized Representative: /s/ Frederick Sum
Name: Frederick Sum Position: CEO
Party B:
I-Equity Management Limited
Authorized Representative: /s/ Michael Yang
Name: Michael Yang Position: Director